Exhibit 99.1

 ConocoPhillips Reports Second-Quarter Net Income of $5.2 Billion or
                       $3.09 Per Diluted Share;
     Effectively Reinvested 97 Percent of Net Income Year-to-Date

    HOUSTON--(BUSINESS WIRE)--July 26, 2006--ConocoPhillips
(NYSE:COP):

                         Earnings at a glance

                   Second Quarter                Six Months
----------------------------------------------------------------------
                  2006        2005           2006          2005
----------------------------------------------------------------------
Income
 from
 continuing
 operations      $5,186       3,131         $8,477         6,054
                 million     million        million       million
Income
 (loss)
 from
 discontinued
 operations      $   -            7          $   -            (4)
Net income       $5,186       3,138         $8,477         6,050
----------------------------------------------------------------------
Diluted
 income per
 share
  Income from
   continuing
   operations    $ 3.09        2.21         $ 5.49          4.26
  Net income     $ 3.09        2.21         $ 5.49          4.26
----------------------------------------------------------------------
Revenues(a)      $ 47.1        41.8         $ 94.1          79.4
                 billion      billion       billion        billion
----------------------------------------------------------------------
a) Effective April 1, 2006, revenues no longer include the sales portion of buy/sell contracts, reflecting the adoption of EITF No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty."

    ConocoPhillips (NYSE:COP) today reported second-quarter net income of $5,186 million, or $3.09 per share, compared to $3,138 million, or $2.21 per share, for the same quarter in 2005. Revenues were $47.1 billion, versus $41.8 billion a year ago. Year-to-date excluding the first-quarter acquisition of Burlington Resources, the company reinvested 97 percent of its net income into the growth and development of oil and gas resources and its global refining business.
    "We delivered solid results in the second quarter and are pleased with the progress made integrating the Burlington Resources operations with ConocoPhillips' global portfolio," said Jim Mulva, chairman and chief executive officer. "However, we experienced unplanned downtime in both our upstream and downstream businesses, which impacted our operating performance.
    "With respect to our upstream operating performance, we produced
2.54 million BOE per day, including an estimated 0.40 million BOE per day from our LUKOIL Investment segment. In our downstream business, the worldwide refining crude oil capacity utilization rate of 91 percent reflects the impact of an extended full plant turnaround at the Trainer, Pa., refinery and other unplanned downtime.
    "We ended the quarter with debt of $29.5 billion and a debt-to-capital ratio of 27 percent. During the quarter, we generated $4.8 billion in cash from operations; funded $3.6 billion in capital projects, investments and loans to affiliates; paid $0.6 billion in dividends; reduced debt by $2.7 billion; and repurchased $0.4 billion of ConocoPhillips common stock."
    For the first six months of 2006, net income was $8,477 million, or $5.49 per share, versus $6,050 million, or $4.26 per share, for the same period a year ago. Revenues were $94.1 billion, versus $79.4 billion a year ago.

    The results for ConocoPhillips' business segments follow.

    Exploration and Production (E&P)

    Second-quarter financial results: E&P net income was $3,304 million, up from $2,553 million in the first quarter of 2006 and $1,929 million in the second quarter of 2005. The increase from the first quarter of 2006 primarily was due to the inclusion of Burlington Resources' results and benefits associated with new tax legislation in Canada, partially offset by a new production tax enacted in Venezuela. Higher realized crude oil prices, partially offset by lower realized natural gas prices, also contributed to higher earnings. Improved results from the second quarter of 2005 primarily were due to higher realized crude oil prices, the inclusion of Burlington Resources' results and net benefits associated with recently enacted tax legislation.
    Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 2.13 million barrels of oil equivalent (BOE) per day, improved from 1.61 million BOE per day in the previous quarter and 1.54 million BOE per day in the second quarter of 2005. The increase from the first quarter of 2006 primarily was due to the addition of the Burlington Resources assets and initial crude oil liftings from Libya, partially offset by lower volumes from the United Kingdom due to planned maintenance. The increase from the second quarter of 2005 primarily was due to the addition of the Burlington Resources assets, initial crude oil liftings from Libya and higher production from the Timor Sea, partially offset by lower production in Alaska due to unplanned downtime at Prudhoe Bay. Before-tax exploration expenses were $134 million in the second quarter of 2006, versus $112 million in the previous quarter and $121 million in the second quarter of 2005.
    Six months financial results: E&P net income for the first six months of 2006 was $5,857 million, up from $3,716 million in 2005, primarily from higher realized crude oil and natural gas prices, the inclusion of Burlington Resources' results and net benefits associated with recently enacted tax legislation.

    Midstream

    Second-quarter financial results: The Midstream segment, which includes the company's 50 percent interest in Duke Energy Field Services, LLC (DEFS), reported net income of $108 million, down from $110 million in the previous quarter and up from $68 million in the second quarter of 2005. The decrease from the previous quarter primarily was due to a reduction of the gain on a third-quarter 2005 Canadian asset sale and negative impacts from recent tax legislation, partially offset by higher natural gas liquids prices. The increase from the second quarter of 2005 primarily was due to higher natural gas liquids prices and increased ownership in DEFS, partially offset by a reduction of the gain on a third-quarter 2005 Canadian asset sale and negative impacts from recent tax legislation.
    Six months financial results: Midstream net income for the first six months of 2006 decreased to $218 million, from $453 million in 2005. The decrease primarily was due to the 2005 restructuring of ConocoPhillips' ownership in DEFS and negative impacts from recent tax legislation, partially offset by higher natural gas liquids prices.

    Refining and Marketing (R&M)

    Second-quarter financial results: R&M net income was $1,708 million, up from $390 million in the previous quarter and $1,110 million in the second quarter of 2005. The increase from the first quarter of 2006 primarily was the result of higher worldwide refining margins, higher domestic refining volumes due to lower turnaround activity and unplanned downtime, lower turnaround costs and benefits associated with tax law changes recently enacted by the state of Texas. The increase from the second quarter of 2005 primarily was the result of higher domestic refining margins, partially offset by lower worldwide marketing margins.
    The domestic refining crude oil capacity utilization rate for the second quarter was 91 percent, 8 percentage points higher than the previous quarter primarily due to significant turnaround activity and unplanned downtime in the first quarter, as well as the mid-April return to normal operations of the Alliance refinery in Belle Chasse, La. Crude oil capacity utilization for the second quarter was impacted by an extended full plant turnaround at the Trainer, Pa., refinery and unplanned downtime at the Lake Charles refinery in Westlake, La.
    International crude oil capacity utilization, which was impacted by unplanned downtime at the Humber refinery in the United Kingdom, was 94 percent, the same as the previous quarter.
    Worldwide, R&M's refining crude oil capacity utilization rate averaged 91 percent, compared with 85 percent in the previous quarter and 97 percent in the second quarter of 2005. Before-tax turnaround costs were $115 million in the second quarter of 2006, versus $163 million in the previous quarter and $106 million in the second quarter of 2005.
    Six months financial results: R&M net income for the first half of 2006 increased to $2,098 million, compared with $1,810 million for the first half of 2005. The increased earnings were due to higher domestic refining margins, partially offset by lower domestic refining volumes, lower worldwide marketing margins, higher turnaround and utility costs, and higher routine and hurricane-related maintenance. Results for the first six months of 2006 also did not benefit from the gain on asset sales that improved the results for the first six months of 2005.

    LUKOIL Investment

    Second-quarter financial results: Net income was $387 million, up from $249 million in the previous quarter and $148 million in the second quarter of 2005. This included ConocoPhillips' estimated 17.5 percent weighted-average equity share of OAO LUKOIL's (LUKOIL) income for the second quarter, based on market indicators and historical production trends for LUKOIL. The increase from the previous quarter and the second quarter of 2005 was mainly due to a $78 million benefit recognized in the second quarter of 2006 that aligned the company's estimate of LUKOIL's fourth-quarter 2005 and first-quarter 2006 net income to actual results. In addition, higher estimated prices and volumes and the company's increasing equity ownership position contributed to the improved results.
    For the second quarter of 2006, ConocoPhillips estimated its equity share of LUKOIL production was 403,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 168,000 barrels per day.
    Six months financial results: Net income for the first six months of 2006 increased to $636 million, from $258 million in 2005. The increase primarily was due to the company's increasing equity ownership, higher estimated prices and volumes, and a $78 million benefit recognized in the first half of 2006 that aligned the company's estimate of LUKOIL's fourth-quarter 2005 net income to actual results.
    ConocoPhillips' ownership in LUKOIL was 18.0 percent at the end of the second quarter based on the company's holdings of 153 million of LUKOIL's 850 million total shares issued.

    Chemicals

    Second-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported net income of $103 million, compared with $149 million in the first quarter of 2006 and $63 million in the second quarter of 2005. The decrease from the previous quarter primarily was attributed to lower olefins and polyolefins margins, a first-quarter accrual related to a payment commitment on a business interruption claim and negative impacts in the second quarter from recent tax legislation, partially offset by lower utility costs. The increase from the second quarter of 2005 was largely due to higher olefins and polyolefins margins and volumes, partially offset by negative impacts from recent tax legislation.
    Six months financial results: Chemicals net income for the first six months of 2006 increased to $252 million, compared with $196 million in the first half of 2005. The increased earnings primarily were due to higher olefins and polyolefins margins and volumes, and payments received in 2006 related to a business interruption claim, partially offset by lower margins from aromatics and styrenics, higher utility costs, and negative impacts from recent tax legislation.

    Emerging Businesses

    The Emerging Businesses segment had a net loss of $12 million in the second quarter of 2006, compared with net income of $8 million in the first quarter of 2006 and a net loss of $8 million in the second quarter of 2005. The second quarter of 2006 was impacted by a domestic power asset write-down and decreased international power margins, partially offset by the early-May return to normal operations of the Immingham combined heat and power plant in the United Kingdom.

    Corporate and Other

    Second-quarter Corporate expenses, after tax, were $412 million, up from $168 million in the previous quarter and $172 million in the second quarter of 2005. The second quarter of 2006 reflected higher interest expense, higher acquisition-related charges and negative foreign exchange impacts.
    Total debt at the end of the second quarter was $29.5 billion, a reduction of $2.7 billion from the end of the first quarter. The company's debt-to-capital ratio was 27 percent, compared to 30 percent at the end of the first quarter. The cash balance was $0.7 billion at the end of the second quarter.
    The company's tax provision, excluding the $0.4 billion favorable impact from new tax legislation in Canada and Texas, was $3.9 billion, resulting in an effective tax rate of 45.1 percent without the new legislation and 40.3 percent with such changes. This is compared with
43.2 percent in the previous quarter and 42.4 percent in the second quarter of 2005.

    Outlook

    Mr. Mulva concluded:

    "We recently signed an agreement with the Saudi Arabian Oil Company to conduct a detailed evaluation for the proposed development of a 400,000 barrel-per-day, full-conversion refinery in Yanbu, Saudi Arabia. In addition, we recently signed an agreement with the International Petroleum Investment Company (IPIC) to study the development of a 500,000 barrel-per-day refinery in Fujairah, United Arab Emirates. Both ventures fit well with the company's overall strategy to invest in projects that expand our global refining presence, and provide significant new supplies of refined products to help meet growing requirements around the world. A second agreement signed with IPIC allows us to work together in identifying new downstream, as well as upstream, opportunities for joint investment.
    "Looking ahead to the third quarter, upstream production will be impacted by seasonal maintenance scheduled in Alaska, the United Kingdom and Venezuela. Downstream, we expect lower turnaround activity, with turnaround costs of approximately $50 million, before tax.
    "In July, the United Kingdom enacted higher income tax rates retroactive to the beginning of the year. In addition to the ongoing impact of the rate change, we anticipate a one-time, third-quarter charge of about $400 million, which includes approximately $125 million related to the company's operations for the first six months of 2006.
    "Our recently announced asset rationalization program is progressing as planned. We expect to finalize the listing of assets to be sold and to begin actively marketing them in the third quarter.
    "ConocoPhillips is committed to working proactively with consumers and governments around the world to find solutions to both short-term and long-term energy challenges. During the past three years, we have invested more capital into energy development than we have earned in net income. Our 2006 $18 billion capital program represents a 50 percent increase from last year, and it is three times what we spent just three years ago. This level of capital investment will enable us to develop new oil and natural gas supplies, expand our refining capabilities, and bring to fruition such major new projects as Arctic gas pipelines and liquefied natural gas production and transportation -- projects that will help address the world's future energy needs."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 38,000 employees, $162 billion of assets, and $188 billion of annualized revenues as of June 30, 2006. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern time today.
    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.
    For financial and operational tables and detailed supplemental information, go to http://www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips
             Kristi DesJarlais, 281-293-4595 (media)
             or
             Gary Russell, 212-207-1996 (investors)